CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 26, 2009, accompanying the financial statements of New York Insured Municipals Income Trust, Series 190 (included in Van Kampen Unit Trusts, Municipal Series 614) as of June 30, 2009, and for the period from July 20, 2006 (date of deposit) through June 30, 2007 and for each of the two years in the period ended June 30, 2009 and the financial highlights for the period from July 20, 2006 (date of deposit) through June 30, 2007 and for each of the two years in the period ended June 30, 2009, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-134839) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
October 26, 2009